Dear Shareholder,	10/24/2012

Osage has now begun the most exciting time in its history. Not only have we continued to grow the size of our Nemaha joint venture with Slawson Exploration and US Energy Development Corporation, we have also reached the point of near vertical acceleration of our drilling timetable.

Since we initially began operating in the Nemaha Ridge, we have drilled three wells in conjunction with our partners averaging about one well per calendar quarter. Osage participated in two new wells in September: one operated by Slawson, the McPhail 2-18H, and one operated by Devon Energy Corporation, the Hopfer 1-17H. Likewise, we will drill two more wells in October. One of them, the Krittenbrink 1-1H, was spud last Friday, and the rig to drill the second well in October, the McPhail 1-19H, is scheduled to arrive on location this Thursday.

The challenge for the Osage shareholder is that given the recent pace of drilling, and the fact that we are efficiently drilling multiple wells from the same pad, the wells drilled during September and October will not be fracture stimulated until the beginning of December. At that time we will frac all three wells sequentially and begin flowback. Therefore it is likely that we will not have any production data to release for 4-6 weeks thereafter. There is a possibility that we may hear from Devon regarding their Hopfer well in a similar timeframe.

What this means in plain language is that the work in the field is progressing faster than it ever has before, but results from that drilling will come slowly. We expect to spud an additional two to four more wells beyond those listed above before the end of 2012. By the time we get results from the first four wells, there will be between two and four more drilled or drilling, and a similar number going forward each month into 2013.

Small oil stocks can display extreme volatility, but never once has the Osage team failed to deliver on acreage, quality partners, or drilling progression. Those things still hold true, and as such I felt it incumbent upon myself to alert our shareholders that production information will not be coming quickly. However, beginning around the first of next year, results of our drilling will come in bunches.

In closing, you are the shareholders of a young, small oil company that, along with its partners, is driving dramatic growth. Osage is committed to capturing the full inherent value in all of its projects, especially the Nemaha Ridge.

Best Regards,

Kim Bradford

President and CEO

Osage Exploration and Development, Inc.